UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (November 17, 2011)

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 17, 2011, MoneyGram International, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as the representatives of the underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”), and the stockholders of the Company identified as Selling Shareholders therein (the “Selling Shareholders”), pursuant to which the Selling Shareholders agreed to sell an aggregate of 9,250,000 shares of common stock (including the shares of Common Stock that are issuable upon the conversion of shares of Series D Participating Convertible Preferred Stock held by certain Selling Shareholders upon receipt by the Underwriters in compliance with the Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of the Company), par value $0.01 per share, of the Company (the “Common Stock”) in an underwritten public offering (the “Offering”). Pursuant to the Underwriting Agreement, the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to an aggregate of 1,387,500 additional shares of Common Stock from the Selling Shareholders, at the public offering price, less the underwriting discount.

The shares of Common Stock to be offered and sold in the Offering (the “Shares”) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-171151) of the Company, as supplemented by the Prospectus Supplement dated November 17, 2011 relating to the Shares, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on November 18, 2011. Delivery of the Shares is expected to occur on November 23, 2011, subject to the satisfaction of applicable closing conditions.

The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Sixth Supplemental Indenture

On November 17, 2011, the Company and MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Worldwide”), entered into a consent agreement (the “Indenture Consent Agreement”) with certain affiliates of Goldman, Sachs & Co. who are beneficial holders of Worldwide’s 13.25% Senior Secured Second Lien Notes due 2018 (the “Second Lien Notes”). Pursuant to the Indenture Consent Agreement, the parties thereto agreed to enter into a Sixth Supplemental Indenture (the “Sixth Supplemental Indenture”) to the Indenture, dated as of March 25, 2008, by and among Worldwide, the Company, the other guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent, governing the Second Lien Notes (the “Indenture”).

The Sixth Supplemental Indenture will amend the Indenture to permit Worldwide to make one or more optional redemptions of up to an aggregate of 35% of the aggregate principal amount of the originally issued Second Lien Notes, at a redemption price equal to 113.25% of the then outstanding principal amount thereof, plus accrued and unpaid interest thereon, at any time prior to March 25, 2012 and after a Qualified Equity Offering; provided that any such redemption must be in an aggregate principal amount of no less than $50.0 million and the aggregate principal amount of Second Lien Notes redeemed in connection with such redemptions may not exceed the greater of (i) $175,000,000 and (ii) the aggregate cash proceeds (net of underwriting discounts and commissions) received in all Qualified Equity Offerings by the Company and/or any participating selling stockholders.

The foregoing summary of the Indenture Consent Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture Consent Agreement, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 8.01	Other Information.

On November 18, 2011, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated November 17, 2011, by and among MoneyGram International, Inc., the underwriters named therein and the selling shareholders named therein.

4.1	Consent Agreement, dated as of November 17, 2011, by and among MoneyGram Payment Systems Worldwide, Inc., MoneyGram International, Inc. and certain affiliates of Goldman, Sachs & Co.

99.1	Press release, dated November 18, 2011, announcing the pricing of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ James E. Shields
Name:	James E. Shields
Title:	Executive Vice President and Chief Financial Officer

Date: November 18, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated November 17, 2011, by and among MoneyGram International, Inc., the underwriters named therein and the selling shareholders named therein.

4.1	Consent Agreement, dated as of November 17, 2011, by and among MoneyGram Payment Systems Worldwide, Inc., MoneyGram International, Inc. and certain affiliates of Goldman, Sachs & Co.

99.1	Press release, dated November 18, 2011, announcing the pricing of the Offering.